Exhibit 99.1

Pitney Bowes Provides 2010 Financial Guidance

STAMFORD, Conn.--(BUSINESS WIRE)--December 15, 2009--Pitney Bowes Inc. (NYSE:PBI) today provided financial guidance for 2010 and additional information about its planned transformation initiatives.

2010 Guidance

The company expects 2010 revenue to be in a range of flat to 3 percent growth, which includes approximately a 2 percent benefit from currency. Adjusted earnings per diluted share are expected to be in the range of $2.30 to $2.50 for the year. Adjusted earnings per diluted share exclude the expected impact of $100 million to $150 million of pre-tax restructuring charges associated with the company’s previously announced transformation initiatives. Adjusted earnings per diluted share also exclude an expected non-cash tax charge of approximately 7 cents per diluted share associated with out-of-the-money stock options that expire principally in the first quarter of 2010. On a Generally Accepted Accounting Principles (GAAP) basis, the company expects 2010 earnings per diluted share from continuing operations in the range of $1.75 to $2.11.

The company expects to generate free cash flow for 2010 in the range of $650 million to $750 million. During 2010 the company expects an increased investment in finance receivables through higher levels of equipment sales, which would result in lower free cash flow than the prior year.

The company’s expected earnings results for 2010 are summarized below.

Full Year 2010
Adjusted EPS	$2.30 to $2.50
Restructuring	($0.32 to $0.48)
Tax Adjustment	($0.07)
GAAP EPS from Continuing Operations	$1.75 to $2.11

“Our 2010 guidance reflects improvement in adjusted EPS compared to 2009 as well as continued strong cash flow, as business and economic conditions continue to evolve for many of our customers around the world,” said Murray D. Martin, Chairman, President and CEO.

Transformation Initiatives

The company has embarked upon a series of initiatives that are designed to transform and enhance the way it operates as a global company. On a pre-tax basis the company is targeting net benefits from its transformation program in the range of $150 to $200 million, after reinvesting a portion of the benefits, and expects to achieve the full benefit run rate by 2012.

The company expects the total related pre-tax costs associated with this program will be in the range of $250 million to $350 million and that most of these charges will be cash related charges. The program is expected to result in the elimination of up to 10 percent of the positions in the company.

These initiatives, which the company expects to complete over the next two years include:

  Implementation of enterprise-wide systems and common platforms to improve and streamline corporate-wide processes;
  Enhanced use of technology to enable the company’s customers to more easily interact with Pitney Bowes when and how they choose;
  Expansion of the company’s agile workforce strategy to be closer to its customers and rationalize its worldwide facilities requirements;
  Utilization of enhanced procurement processes; and,
  An increase in shared services across business units, including an increase in outsourcing relationships.

Mr. Martin added, “This strategic transformation program represents an important step in the evolution of Pitney Bowes in a rapidly changing environment. The initiatives we are implementing over the next two years will transform the way the company operates globally, in order to build sustainable long-term value for shareholders and customers.”

2009 Guidance

The company reaffirms its adjusted earnings per diluted share guidance range of $2.19 to $2.31 for 2009. To reflect the anticipated restructuring charge in the fourth quarter, the company is modifying its annual GAAP guidance for earnings per diluted share from continuing operations to a range of $1.98 to $2.12. This range includes a restructuring charge for the year of $0.13 to $0.15 per share related to the company’s transformation program.

Management of Pitney Bowes will discuss the company’s 2010 guidance in a broadcast over the Internet today at 10:00 a.m. EST. Instructions for listening to the call via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $6.3 billion global technology leader whose products, services and solutions deliver value within the mailstream and beyond. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.

This document contains “forward-looking statements” about our expected future business and financial performance. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. For us forward-looking statements include, but are not limited to, statements about possible transformation initiatives; restructuring charges and our future revenue and earnings guidance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, including adverse impacts on customer demand; changes in foreign currency exchange rates; changes in legislation, and changes in postal regulations, as more fully outlined in the company's 2008 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

CONTACT:
Pitney Bowes Inc.
Editorial:
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial:
Charles F. McBride, 203-351-6349
VP, Investor Relations
Website: www.pitneybowes.com